EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
DIVIDENDS (UNAUDITED)

	Year Ended December 31,
	2006	2007	2008	2009	2010
		(Dollars in thousands)

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$76,980	$95,384	$129,893	$149,292	$78,043
Fixed charges	101,263	149,439	154,857	139,044	167,807
Capitalized interest	(4,470)	(12,526)	(25,029)	(41,170)	(20,792)
Amortized premiums, discounts and capitalized expenses related to indebtedness	3,403	8,413	11,231	11,898	13,945
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(13)	(238)	(126)	342	(357)

Earnings	177,163	240,472	270,826	259,406	238,646

Fixed charges:
Interest expense(1)	$100,196	$145,326	$141,059	$109,772	$160,960
Capitalized interest	4,470	12,526	25,029	41,170	20,792
Amortized premiums, discounts and capitalized expenses related to indebtedness	(3,403)	(8,413)	(11,231)	(11,898)	(13,945)

Fixed charges	$101,263	$149,439	$154,857	$139,044	$167,807

Consolidated ratio of earnings to fixed charges	1.75	1.61	1.75	1.87	1.42
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$76,980	$95,384	$129,893	$149,292	$78,043
Fixed charges	101,263	149,439	154,857	139,044	167,807
Capitalized interest	(4,470)	(12,526)	(25,029)	(41,170)	(20,792)
Amortized premiums, discounts and capitalized expenses related to indebtedness	3,403	8,413	11,231	11,898	13,945
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(13)	(238)	(126)	342	(357)

Earnings	$177,163	$240,472	$270,826	$259,406	$238,646

Fixed charges:
Interest expense(1)	$100,196	$145,326	$141,059	$109,772	$160,960
Capitalized interest	4,470	12,526	25,029	41,170	20,792
Amortized premiums, discounts and capitalized expenses related to indebtedness	(3,403)	(8,413)	(11,231)	(11,898)	(13,945)

Fixed charges	101,263	149,439	154,857	139,044	167,807
Preferred stock dividends	21,463	25,130	23,201	22,079	21,645

Combined fixed charges and preferred stock dividends	$122,726	$174,569	$178,058	$161,123	$189,452

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.44	1.38	1.52	1.61	1.26

(1)	We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at December 31, 2010 to discontinued operations.